EX 99.6(A)

ARTICLES OF INCORPORATION AND REDOMESTICATION

OF

INTEGRITY LIFE INSURANCE COMPANY

KNOW ALL MEN BY THESE PRESENTS:

That Integrity Life Insurance Company was originally incorporated under the laws of Arizona on May 3, 1966 and is presently domiciled in Arizona; and that Integrity Life Insurance Company is doing the business of insurance in 44 states and the District of Columbia.

That we, the undersigned, having associated ourselves together for the purpose of redomesticating Integrity Life Insurance Company to the state of Ohio, such redomestication subject to approval of the Superintendent of Insurance pursuant to Ohio Revised Code, Section 3913.31, hereby adopt the following Articles of Incorporation and Redomestication.

ARTICLE I

The name of the corporation is INTEGRITY LIFE INSURANCE COMPANY (the “Corporation”), and its principal place of business in Ohio shall be 200 East Wilson Bridge Road, Worthington, Ohio in Franklin County, but other places of business may be established and maintained within or without the state of Ohio as the Board of Directors may designate, where business of the corporation, including meetings of shareholders and directors, may be conducted and held.

ARTICLE II

The names and addresses of the incorporators (each of whom is over the age of twenty-one (21) years) are as follows:

John Franco

3114 Arden Road

Glenview, Kentucky 40025

Martin H. Ruby

4022 Woodstone Way

Louisville, Kentucky 40241

ARTICLE III

The general nature of the business to be transacted by the Corporation and its powers are as follows:

To engage as a domestic stock insurance company in the life, annuity and disability insurance business, insuring risks direct or as a reinsurer, or both; to enter into and perform life, annuity and disability insurance contracts of all kinds, individual and group; to reinsure or accept reinsurance of all or any part of any risk; and without limiting the generality of the foregoing powers and purposes, to engage in any lawful act or activity for which corporations may be formed under Chapter 3907 of the Ohio Revised Code.

ARTICLE IV

The Corporation is organized under the stock plan.  The amount of stated capital with which the Corporation will begin business shall be not less than Three Million Dollars ($3,000,000).  The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Million Five Hundred Thousand (1,500,000) shares of common stock of Two Dollars ($2.00) par value each, any part of which shall be issued at such times and in such manner as the Board of Directors may designate and as may be permitted by law.  Each share of the capital stock shall be fully paid for before being issued, and thereafter each share shall be nonassessable, and no shareholder shall be liable thereon beyond the amount of such shareholder’s subscription for shares.  Each share of capital stock shall be entitled to one vote.

ARTICLE V

The time of the commencement of this Corporation shall be the day these Articles of Incorporation and Redomestication are filed with the Ohio Secretary of State.

ARTICLE VI

The affairs of the Corporation shall be conducted by a Board of Directors, and by such officers as the directors may at any time elect or appoint.  No officer of director need be a shareholder of this Corporation.  The Board of Directors shall consist of not less than five (5) nor more than twenty-one (21) directors, a majority of whom shall be citizens of Ohio, as determined from time to time by vote of the shareholders.  The term of office of each director shall be until adjournment of the next succeeding annual meeting of shareholders.  Each director shall hold office until the term of expiration of the term for which he is elected and until his successor has been elected and qualified, or until his death, resignation or removal.  Until the first annual meeting of the shareholders, or until their successors shall have been elected and are qualified, the following persons shall be the directors of this corporation and shall hold the offices set forth after their respective names:

Mark A. Adkins	Director
W. Gay Clay	Director
John Franco	Director
William H. Guth	Director
David R. Ramsay	Director
Martin H. Ruby	Director
Robert J. Wettling	Director

ARTICLE VII

The limitations on the Corporation’s indebtedness shall be such indebtedness as is necessarily incurred in the normal operation of its insurance business.  Any indebtedness in excess of such limitation shall be first authorized by the Board of Directors.  In no event shall the Corporation incur indebtedness in excess of the amount authorized by law.

No person shall be disqualified from being a director of the Corporation because he or she is or may be a party to, and no director of the Corporation shall be disqualified from entering into, any contract or other transaction to which the Corporation is or may be a party.  No contract or other transaction shall be void or voidable for reason that any director or officer or other agent of the Corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer of other agent of the Corporation authorizes or participates in authorization of such contract or transaction:

(a)                                 if the material facts as to such interest are disclosed or are otherwise known to the Board of Directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum; or

(b)                                if the contract or transaction (i) is not less favorable to the Corporation than an arm’s length contract or transaction in which no director or officer or other agent of the Corporation has any interest or (ii) is otherwise fair to the Corporation as of the time it is authorized.  Any interested director may be counted in determining the presence of a quorum at any meeting of the board of directors or of any committee thereof which authorizes the contract or transaction.

ARTICLE VIII

The private property of the shareholders, directors and officers of the Corporation shall be forever exempt from its debts and obligations.

IN WITNESS WHEREOF, we hereunto affix our signatures on this 30th day of June, 1994.

/s/Martin H. Ruby	/s/John Franco

Martin H. Ruby	John Franco

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION AND REDOMESTICATION

OF

INTEGRITY LIFE INSURANCE COMPANY

INTEGRITY LIFE INSURANCE COMPANY, an Ohio domestic stock life insurance corporation (the “Corporation”), hereby certifies as follows:

1.               That the name of the Corporation is Integrity Life Insurance Corporation.

2.               That the Board of Directors of the Corporation pursuant to unanimous written consent dated October 29, 1996, and in accordance with Sections 1701.54 and 1701.70 of the Ohio General Corporation Law, adopted the resolution set forth below proposing an amendment to the Articles of Incorporation and Redomestication of the Corporation (the “Amendment”), and further directing that the Amendment be submitted to the sole shareholder of the Corporation for its consideration and approval:

“RESOLVED, that the amendment to the Articles of Incorporation and Redomestication of the Corporation (the “Articles of Incorporation”) by deleting ARTICLE VI of the Articles of Incorporation in its entirety and substituting in its place the following, is hereby, in all respects, approved and adopted:

‘The affairs of the Corporation shall be conducted by a Board of Directors and by such officers as the directors may at any time elect or appoint.  No officer or director need be a shareholder of this Corporation.  The Board of Directors shall consist of not less than seven (7) nor more than twenty-one (21) directors, a majority of whom shall be citizens of Ohio, as determined from time to time by vote of shareholders.  The term of office of each director shall be until adjournment of the next succeeding annual meeting of shareholders.  Each director shall hold office until the term of expiration of the term for which he is elected and until his successor has been elected and qualified, or until his death, resignation or removal.’”

3.               That the sole shareholder of the Corporation, by written consent dated October 29, 1996, approved and adopted the Amendment in accordance with Sections 1701.54 and 1701.71 of the Ohio General Corporation Law.

IN WITNESS WHEREOF, INTEGRITY LIFE INSURANCE COMPANY has caused this Certificate of Amendment to Articles of Incorporation and Redomestication to be signed by John R. Lindholm, its President, and attested by Patricia Tackett, its Assistant Secretary, this 12th day of November 1996.

INTEGRITY LIFE INSURANCE COMPANY

		By:	/s/ John R. Lindholm
		Name:	John R. Lindholm
		Title:	President

ATTEST:

By:	/s/ Patricia Tackett
Name:	Patricia Tackett
Title:	Assistant Secretary